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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                             SEC FILE NUMBER
                                                                 0-21831

                                                              CUSIP NUMBER
                                                                460342108
(Check One):
   /X/ Form 10-K   / / Form 20-F  / / Form 11-K   / / Form 10-Q   / / Form N-SAR

          For Period Ended:_____________________________
          [   ] Transition Report on Form 10-K
          [   ] Transition Report on Form 20-F
          [   ] Transition Report on Form 11-K
          [   ] Transition Report on Form 10-Q
          [   ] Transition Report on Form N-SAR
          For the Transition Period Ended:______________________________________

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| Read Instructions (on back page) Before Preparing Form. Please Print or Type.|
|                                                                              |
|   Nothing in this form shall be construed to imply that the Commission has   |
|                  verified any information contained herein.                  |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

                       International Sports Wagering Inc.
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Former Name if Applicable

              201 Lower Notch Road, Little Falls, New Jersey 07424
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Address of Principal Executive Office (Street and Number)

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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |  (a)  The reasons described in reasonable detail in Part III
     |       of this form could not be eliminated without
     |       unreasonable effort or expense;
     |  (b)  The subject annual report, semi-annual report, transition
     |       report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or
     |       portion thereof, will be filed on or before the fifteenth
 /X/ |       calendar day following the prescribed due date; or the
     |       subject quarterly report of transition report on Form 10-Q,
     |       or portion thereof will be filed on or before the fifth
     |       calendar day following the prescribed due date; and
     |  (c)  The accountant's statement or other exhibit required by
     |       Rule 12(b)-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

   (See Attached Sheet)
                                  Potential persons who are to respond to the
                                  collection of information contained in this
(Attach Extra Sheets if Needed)   form are  not required to respond unless the
                                  form displays a currently valid OMB control number.
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PART IV --OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Bernard Albanse                   973                     256-8181
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               (Name)                (Area Code)           (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section
     30 of the Investment Company Act of 1940 during the preceding
     12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                     /X/ YES / / NO

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements to
     be included in the subject report or portion thereof?       / / YES /X/ NO

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                      International Sports Wagering Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  December 29, 1999          By  Bernard Albanese
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                                     Bernard Albanese, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION------------------------------------
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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                       International Sports Wagering Inc.
                                  Form 12b-25

                              Part III - Narrative


     The Registrant hereby represents that is is unable to file its Annual Report on Form 10-KSB for the year ended September 30, 1999 without unreasonable effort or expense. The Registrant further represents that the Form 10-KSB will be filed by no later than January 13, 2000, which is the 15th day following the date on which the Form 10-KSB was due.

     The Registrant is currently in the process of negotiating certain transactions that, if consummated, may change the way its business is described. The Registrant believes that the Form 10-KSB could not be filed without unreasonable effort or expense, consequently it seeks an extension of 15 days within which to file its Form 10-KSB.